                          DEFINITIVE PROXY STATEMENT

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1997

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                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                              [AMENDMENT NO. ___].


Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

  [ ]Preliminary Proxy Statement       [_]Confidential, For Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

  [X]Definitive Proxy Statement
  [_]Definitive Additional Materials
  [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                SHONEY'S, INC.
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               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 RAYMOND D. SCHOENBAUM AND BETTY J. SCHOENBAUM
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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

  [X]No fee required.
  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:
      .....................................................................
    2) Aggregate number of securities to which transaction applies:
      .....................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      .....................................................................
    4) Proposed maximum aggregate value of transaction:
      .....................................................................
    5) Total fee paid:
      .....................................................................
  [_]Fee paid previously with preliminary materials:
      .....................................................................
  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _____________________________________________
    2) Form, Schedule or Registration Statement no.: _______________________
    3) Filing Party: _______________________________________________________
    4) Date Filed: _________________________________________________________

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

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                      SOLICITATION OF AGENT DESIGNATIONS
                            IN CONNECTION WITH THE
                   CALL OF A SPECIAL MEETING OF SHAREHOLDERS
                                      OF
                                SHONEY'S, INC.

                               ----------------

                            SOLICITATION STATEMENT
                                      OF
                     THE SHONEY'S SHAREHOLDERS' COMMITTEE

                            1640 POWERS FERRY ROAD
                            BUILDING TWO, SUITE 100
                         MARIETTA, GEORGIA 30067-6050

                               ----------------

We are asking you to help us call a special meeting of the shareholders of Shoney's, Inc., a Tennessee corporation ("Shoney's" or the "Company"), for the purpose of considering proposals to remove the current members of the Board of Directors of the Company and to replace them with our nominees. We are providing this Solicitation Statement to holders (the "Shareholders") of the common stock, $1.00 par value per share (the "Common Stock"), of the Company in connection with the solicitation of appointments ("Agent Designations") of Designated Agents (as defined below) from holders of the Common Stock. The Agent Designations are being solicited by Raymond D. Schoenbaum and Betty J. Schoenbaum (collectively, the "Shoney's Shareholders' Committee" or "we") to provide for the call and demand of a Special Meeting of the Shareholders (the "Special Meeting") for the purpose of considering and voting upon certain proposals, including proposals targeted at replacing the Company's current Board of Directors. For the Special Meeting to be held, Agent Designations in favor of the call and demand of the Special Meeting must be executed by the holder or holders of not less than one tenth ( 1/10) of all the shares entitled to vote at such meeting.

This Solicitation Statement and the accompanying BLUE Agent Designation Card are first being furnished to Shareholders on or about July 3, 1997.

THE FAILURE TO EXECUTE AND RETURN THE BLUE AGENT DESIGNATION CARD WILL HAVE THE SAME EFFECT AS OPPOSING THE CALL OF THE SPECIAL MEETING.

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

                                    SUMMARY

  This summary highlights selected information from this document, and may not contain all of the information that is important to you. To understand better why we are asking for your support in calling a Special Meeting, you should read this entire document carefully.

Q: WHO ARE WE?                             our disappointment with
                                           the Company's performance
A: Raymond D.                              and stock price in re-
Schoenbaum and Betty J.                    cent years and our con-
Schoenbaum (the                            sideration of alterna-
Shoney's Shareholders'                     tives with respect to
Committee) own together                    our investment in
approximately 8.0% of                      Shoney's. In compari-
Shoney's common stock.                     son, over the same pe-
Alex Schoenbaum, the                       riod, the Standard &
father of Raymond D.                       Poor's 500 Index in-
Schoenbaum and husband                     creased approximately
of Betty J. Schoenbaum,                    63.6% and Standard &
founded Shoney's in                        Poor's Restaurants In-
1947 and served as its                     dex increased approxi-
first Chairman of the                      mately 66.8%. As one of
Board. Following Alex                      the largest sharehold-
Schoenbaum's death late                    ers of Shoney's, we are
last year, the Shoney's                    obviously concerned
Shareholders' Committee                    about the significant
became one of the two                      loss in market value
largest shareholders of                    that has been suffered
Shoney's.                                  by all of Shoney's
                                           shareholders. Given our
Raymond D. Schoenbaum                      family's history with
has extensive experi-                      Shoney's, it also has
ence in the family and                     been personally very
casual restaurant busi-                    distressing to us to
ness. He has been ac-                      watch Shoney's lose its
tively involved in the                     focus on the basics of
restaurant industry                        the business which has
since 1974, and between                    caused it to struggle
1985 and 1995 he devel-                    in recent years.
oped and operated Ray's
on the River and Rio                       We believe that, under
Bravo, a successful                        the direction of the
chain of casual restau-                    current Board and man-
rants. In 1995, he sold                    agement of Shoney's,
his restaurant business                    there has been a dete-
to Applebee's Interna-                     rioration in the qual-
tional Inc. and became                     ity of many of Shoney's
a director of                              restaurants and the
Applebee's following                       business and reputation
the sale.                                  of Shoney's. Over the
                                           last several years, it
Q: WHAT ARE WE ASKING                      has been our experience
YOU TO DO?                                 that the restaurant in-
                                           dustry has become more
A: We are asking you to                    competitive, and cus-
help us in calling a                       tomers now have many
special meeting of the                     more choices. As a re-
shareholders of                            sult, customers are
Shoney's at which the                      more interested in bet-
shareholders will vote                     ter price/value than in
on our proposals to                        the past. In our view,
remove the current                         the Shoney's Board and
members of the Board of                    management have failed
Shoney's and replace                       to respond to these
them with our nominees.                    changing customer pref-
By helping us to call                      erences and, instead of
the special meeting you                    evolving to meet the
are not voting for our                     preferences of today's
proposals to remove the                    customers, Shoney's has
directors or replace                       taken an approach that
them with our nominees;                    is outdated and is no
you are simply voting                      longer in touch with
to allow the                               the customers. Indeed,
shareholders of                            we believe that the
Shoney's to have the                       quality of the food and
opportunity to decide                      service provided by
to support our                             Shoney's has been re-
proposals. If a special                    duced, rather than en-
meeting is called, we                      hanced, in recent
will send you                              years. After two years
additional materials                       under the current man-
soliciting proxies,                        agement, it is our view
including separate                         that Shoney's condition
proxy cards, to vote on                    has not only failed to
the proposals at the                       improve, but, in fact,
special meeting.                           has deteriorated. In
                                           the second quarter of
Q: WHY ARE WE ASKING                       1997, during what the
YOU TO HELP US IN CALL-                    current Board and man-
ING A SPECIAL MEETING?                     agement consider to be
                                           a turnaround, same
A: We have been disap-                     store sales for all
pointed with Shoney's                      company-owned restau-
performance and the                        rants declined 4.3%,
performance of Shoney's                    after closing 57 under-
stock price in recent                      performing restaurants
years. Shoney's stock                      during the first two
price declined nearly                      quarters. Accordingly,
80% between October 29,                    we believe that compet-
1993 and April 25,                         itors are outperforming
1997, the day on which                     Shoney's, while
we filed a Schedule 13D                    Shoney's customer base
with the Securities and                    and profits have con-
Exchange Commission in-                    tinued to decline. For
dicating                                   example, between 1990
                                           and 1996, excluding ex-
                                           traordinary items and
                                           special charges,
                                           Shoney's earnings per
                                           share declined 11.0%
                                           while, as examples, the
                                           earnings per share of

Cracker Barrel, Applebee's and            Special Meeting must be executed by
IHOP, three of Shoney's competi-          the holder or holders of not less
tors, increased 271.9%, 838.5% and        than one tenth (1/10) of all the
267.9%, respectively.                     shares entitled to vote at the
                                          meeting. Assuming Agent
Q: WHY SHOULD YOU HELP US IN CALL-        Designations are executed with
ING A SPECIAL MEETING?                    respect to all shares of Common
                                          Stock owned by the Shoney's
A: On June 5, 1997, we requested to       Shareholders' Committee, Agent
meet with the Board at its two-day        Designations representing
retreat in mid-June to discuss our        approximately 990,020 additional
concerns about Shoney's continued         shares of Common Stock are needed
poor performance. We had hoped to         to require Shoney's to hold the
share with the Board at such meet-        Special Meeting.
ing our concerns about Shoney's
performance and the need for a sig-       We have mailed this Solicitation
nificant change in the direction of       Statement to shareholders of record
Shoney's. Unfortunately, the Board        on June 16, 1997, the date we have
responded in a manner which we be-        set as the record date for
lieve demonstrates a lack of under-       shareholders entitled to execute
standing of the urgency of Shoney's       Agent Designations. As we describe
situation and the lack of leader-         below, Shoney's has set an
ship under current management.            alternate record date of July 14,
Rather than providing Raymond D.          1997, and is disputing the validity
Schoenbaum, as a representative of        of our June 16, 1997 record date.
an 8% shareholder, with the oppor-        Only Agent Designations executed by
tunity to meet with the Board for a       persons who are shareholders on the
short time at some point during the       record date, whether the record
Board's two-day retreat, the Board        date is determined to be June 16,
suggested that we submit our sug-         1997, as we believe, or July 14,
gestions in writing, after which          1997, as asserted by Shoney's,
the Board would "consider a time in       shall be counted in determining
the future" for us to meet with the       whether a Special Meeting must be
Board or "a committee of the              called. Although we believe our
Board." We did not submit our sug-        June 16, 1997 record date to be
gestions in writing to the Board          valid, if the record date set by
because, as stated above, we do not       Shoney's of July 14, 1997 is
believe the Board understands the         determined to be valid, we intend
urgency of Shoney's situation and         to use the Agent Designations of
we believe the request for a sub-         the shareholders who continue to be
mission of our suggestions was an         shareholders on July 14, 1997 to
attempt at delay. Because of              demand the Special Meeting.
Shoney's continued poor performance
and the Board's refusal to meet           Q: WHAT IS AN AGENT DESIGNATION?
with Raymond D. Schoenbaum at the
June Board meeting despite the ur-        A: An Agent Designation is your
gency of the situation, we have           appointment of Raymond D.
concluded that the Board does not         Schoenbaum, Betty J. Schoenbaum,
appreciate the need for a signifi-        Daniel H. Burch, Stanley J. Kay,
cant change in the direction of           Jr. and Mark H. Harnett to take the
Shoney's and we believe that we are       following actions on your behalf:
left with no alternative but to           (i) to call and demand the Special
present our case directly to you,         Meeting; (ii) to set the place,
the shareholders and owners of            date and time of the Special
Shoney's.                                 Meeting, if held to be permissible;
                                          and (iii) to exercise any other
Since we are significant sharehold-       rights you may have as a
ers of Shoney's, our interests as         shareholder of the Company
shareholders are aligned with yours       incidental to the calling and
and we have every incentive to in-        convening the Special Meeting.
crease shareholder value. We be-          Agent Designations will not give
lieve that calling a special meet-        Raymond D. Schoenbaum, Betty J.
ing at which the shareholders can         Schoenbaum, Daniel H. Burch,
vote to remove the cur- rent direc-       Stanley J. Kay, Jr. or Mark H.
tors and replace them with our nom-       Harnett the right to vote any of
inees will give the shareholders an       your shares of Common Stock of the
opportunity to express their dis-         Company at the Special Meeting.
satisfaction with Shoney's contin-
ued poor performance and enable           Q: WHEN ARE WE ASKING YOU TO SUBMIT
them to replace the directors with        YOUR AGENT DESIGNATION?
candidates who will take steps to
make a significant change in the          A: As soon as possible, and in any
direction of Shoney's and who will        event, no later than July 14, 1997.
be more in touch with shareholders'
concerns.                                 Q: WHOM SHOULD YOU CALL IF YOU HAVE
                                          QUESTIONS ABOUT GIVING YOUR AGENT
Q: WHAT DOES IT TAKE TO CALL A            DESIGNATION OR NEED ASSISTANCE?
SPECIAL MEETING?
                                          A: Call MacKenzie Partners, Inc. at
A: For a Special Meeting to be            (212) 929-5500 (collect) or Toll
held, Agent Designations in favor         Free (800) 322-2885.
of the call and demand of the

                         REASONS FOR THE SOLICITATION

  The Shoney's Shareholders' Committee beneficially owns approximately 8.0% of the Common Stock of Shoney's. Alex Schoenbaum, the father of Raymond D. Schoenbaum and husband of Betty J. Schoenbaum, founded Shoney's in 1947 and served as its first Chairman of the Board. Following Alex Schoenbaum's death late last year, the Shoney's Shareholders' Committee became one of the two largest shareholders of Shoney's.

  We have been disappointed with Shoney's performance and the performance of Shoney's stock price in recent years. Shoney's stock price declined nearly 80% between October 29, 1993 and April 25, 1997, the day on which we filed a
Schedule 13D with the Securities and Exchange Commission (the "SEC") indicating our disappointment with the Company's performance and stock price in recent years and our consideration of alternatives with respect to our investment in Shoney's. In comparison, over the same period, the Standard & Poor's 500 Index increased approximately 63.6% and Standard & Poor's Restaurants Index increased approximately 66.8%. As one of the largest shareholders of Shoney's, we are obviously concerned about the significant loss in market value that has been suffered by all of Shoney's shareholders. Given our family's history with Shoney's, it also has been personally very distressing to us to watch Shoney's lose its focus on the basics of its business which has caused it to struggle in recent years.

  Alex Schoenbaum founded Shoney's 50 years ago to be a quality provider of family dining. Shoney's has been an innovator in the restaurant industry, and its stores historically have offered quality dining at a good price/value to the customers. Because of the perception by customers of Shoney's good price/value, Shoney's experienced consistent growth from its beginning until the late 1980s.

  We believe that, under the direction of the current Board of Directors (the "Board") and management of Shoney's, there has been a deterioration in the quality of many of Shoney's restaurants and the business and reputation of Shoney's. Over the last several years, it has been our experience that the restaurant industry has become more competitive, and customers now have many more choices. As a result, customers are more interested in better price/value than in the past. In our view, the Shoney's Board and management have failed to respond to these changing customer preferences and, instead of evolving to meet the preferences of today's customers, Shoney's has taken an approach that has become outdated and is no longer in touch with the customers. Indeed, we believe that the quality of the food and service provided by Shoney's has been reduced, rather than enhanced, in recent years.

  After two years under the current management, it is our view that Shoney's condition has not only failed to improve, but, in fact, has deteriorated. As reported in Shoney's earnings release issued on June 18, 1997, Shoney's has suffered a decline in comparable store sales for its core restaurants. Comparable store sales for Shoney's core restaurants declined 2.9% in the second quarter of 1997 and have declined 2.2% year-to-date. Comparable store sales for franchised restaurants declined 2.1% in the second quarter of 1997, and have declined 0.5% year-to-date. Comparable store sales for all company-owned Shoney's restaurants declined 3.6% in the second quarter of 1997, and have declined 3.2% year-to-date, including menu price increases of 2.3% and 2.4%, respectively. Comparable store sales for Shoney's Captain D's restaurants declined 4.6% in the second quarter of 1997, and have declined 1.2% year-to-date, including a menu price increase of 1.1% for both the second quarter and year-to-date. Comparable store sales for all company-owned restaurants declined 4.3% in the second quarter of 1997, after 57 under-performing restaurants were closed during the first two quarters and including a menu price increase of 1.8%. Accordingly, we believe that competitors are outperforming Shoney's, while Shoney's customer base and profits have continued to decline. For example, between 1990 and 1996, excluding extraordinary items and special charges, Shoney's earnings per share declined 11.0% while, as examples, the earnings per share of Cracker Barrel Old Country Store, Inc., Applebee's International Inc. ("Applebee's") and IHOP Corp., three of Shoney's competitors, increased 271.9%, 838.5% and 267.9%, respectively.

  In addition, as reported in Shoney's Quarterly Report on Form 10-Q for the quarter ended May 11, 1997 (the "May 1997 10-Q") filed with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), Shoney's does not believe its cash flow from operations, supplemented by its available lines of credit, to be sufficient to meet these obligations and to provide cash needed for capital expenditures. As reported in the May 1997 10-Q, Shoney's has $115 million of debt and litigation payments due in the next twelve months and expects to incur cash interest expense of approximately $32 million in that same time period, resulting in total cash needs before income taxes and capital expenditures of approximately $147 million.

  On June 5, 1997, we requested to meet with the Board at its two-day retreat in mid-June to discuss our concerns about Shoney's continued poor performance. We had hoped to share with the Board at such meeting our concerns about Shoney's performance and the need for a significant change in the direction of Shoney's. Unfortunately, the Board responded in a manner which we believe demonstrates a lack of understanding of the urgency of Shoney's situation and the lack of leadership under the current management. Rather than providing Raymond D. Schoenbaum, as a representative of an 8% shareholder, with the opportunity to meet with the Board for a short time at some point during the Board's two-day retreat, the Board suggested that we submit our suggestions in writing, after which the Board would "consider a time in the future" for us to meet with the Board or "a committee of the Board." We did not submit our suggestions in writing to the Board because, as stated above, we do not believe the Board understands the urgency of Shoney's situation and we believe the request for a submission of our suggestions was an attempt at delay. Because of Shoney's continued poor performance and the Board's refusal to meet with Raymond D. Schoenbaum at the June Board meeting despite the urgency of the situation, we have concluded that the Board does not appreciate the need for a significant change in the direction of Shoney's and we believe that we are left with no alternative but to present our case directly to you, the shareholders and owners of Shoney's.

  Since we are significant shareholders of Shoney's, our interests as shareholders are aligned with yours and we have every incentive to increase shareholder value. Raymond D. Schoenbaum has been actively involved in the restaurant industry since 1974, and he has extensive experience in the business, including substantial experience in the full service dining industry and in the quality fast food market. From 1974 to 1985, Raymond D. Schoenbaum successfully grew a Wendy's franchisee (Restaurants Systems, Inc.) to in excess of 30 stores, which he sold to Wendy's in 1985 for approximately $40 million. Between 1985 and 1995, he developed and operated Ray's on the River and Rio Bravo, a successful chain of casual restaurants. In 1995, Raymond D. Schoenbaum sold Ray's on the River and Rio Bravo to Applebee's for approximately $70 million, and became a director of Applebee's following the sale. In addition, Raymond D. Schoenbaum has been involved with the turn-around of companies in the restaurant and restaurant services industries, including Squirrel Companies, Inc., a manufacturer of restaurant point-of-source computer equipment, as the former chairman of the board, and Max & Erma's Restaurants, Inc., as a former member of the board and largest shareholder.

  In order to change the direction of Shoney's in a positive manner, we now solicit your Agent Designations to call and demand a special meeting (the "Special Meeting") of the shareholders of the Company (the "Shareholders") to adopt resolutions for the purpose of removing the current Board members and replacing them with our nominees. In addition, at the Special Meeting, the Shareholders also would be asked to consider certain resolutions amending the Bylaws of the Company in a manner designed to facilitate the replacement of the current Board members. Once elected, our nominees to the Board intend to replace certain members of the management of the Company and to appoint Raymond D. Schoenbaum as the Chairman and Chief Executive Officer of the Company. While we believe that in order for us to revitalize Shoney's some members of the current management of the Company will be replaced, we do not have any current plans to remove any specific members of management other than
C. Stephen Lynn (the current Chairman of the Board, President and Chief Executive Officer) and W. Craig Barber (the current Chief Administrative Officer, Chief Financial Officer and Senior Executive Vice President).

  If we are successful in electing our nominees to the Board, we intend to keep Shoney's in Nashville and work together from this home-base with Shoney's Shareholders, employees and franchisees to restore the quality of Shoney's restaurants and the business and reputation of Shoney's. Our plans to revitalize the Company focus on operating, marketing and financial solutions. The elements of the operating strategy include: (i) focusing the corporate culture back on the customer, (ii) reducing management turnover, (iii) enhancing food quality and reducing menu items, (iv) repositioning Shoney's concept so it is more contemporary, (v) enhancing information technology systems and (vi) rationalizing the use and economics of the food bar. The elements of the marketing strategy include: (i) making changes based on a thorough understanding of customer preferences, (ii) using brand names to enhance image and expand customer base, (iii) making all aspects of Shoney's concept internally consistent with enhanced positioning and (iv) making franchisees partners in the marketing effort. The elements of the financial strategy include: (i) renewing the focus on improving same store sales volumes, (ii) improving operating margins, (iii) addressing the current debt structure, (iv) strengthening the financial controls and (v) using a refranchising strategy to strengthen the entire system.

  We filed a more detailed version of our action plan with the SEC on June 25, 1997, as amended on June 26, 1997. Copies of the action plan can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The action plan may also be obtained through the SEC's Internet address at "http://www.sec.gov."

  The proposals that would be considered at the Special Meeting (the "Special Meeting Proposals") would include the following, in addition to other proposals to take actions incidental to the removal and replacement of current Board members:

  1. To repeal any and all amendments made by the Board to the Bylaws of the Company, as filed with the SEC as Exhibits 3(ii) and 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 18, 1996, including the June 22 Bylaw Amendments (as defined below), but other than those provisions which were duly approved by the Shareholders and those provisions which under Tennessee law cannot be repealed by the Shareholders, and to provide that, without the approval of the Shareholders, the Board may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision in a manner which serves to reinstate any repealed provision or any similar provision (the "Bylaws Repeal Resolution");

  2. To amend Article III, Section 1 of the Bylaws of the Company to fix the number of directors at seven, and provide that, without the approval of the Shareholders, the Board may not thereafter amend or repeal such Section or adopt any new Bylaw provision which is inconsistent in any manner with such Section (the "Size of Board Resolution");

  3. To amend Article III, Section 3 of the Bylaws of the Company to provide that the directors may be elected by the Shareholders at annual meetings and special meetings of the Shareholders of the Company, and provide that, without the approval of the Shareholders, the Board may not thereafter amend or repeal such Section or adopt any new Bylaw provision which is inconsistent in any manner with such Section (the "Election Procedure Resolution");

  4. To remove all of the members of the Board of Directors, including without limitation, any of the following who are members of the Board as of the Special Meeting: Dennis C. Bottorff, Carole F. Hoover, Victoria
     B. Jackson, C. Stephen Lynn, Jeffry F. Schoenbaum, B. Franklin Skinner and Cal Turner, Jr.; provided, however, that if, notwithstanding the Omnibus Resolution (as defined below), any nominees of the Shoney's Shareholders' Committee have been elected to the Board prior to the time this Resolution is adopted, such nominees of the Shoney's Shareholder's Committee shall not be removed from the Board (the "Director Removal Resolution"); and

  5. To elect the seven nominees of the Shoney's Shareholders' Committee, and all other persons nominated by us (the "Nominees"), to fill all vacancies on the Board for the balance of the terms of the present directors and until their successors are elected and qualified (the "Election of Directors Resolution"). The Nominees are J. Michael Bodnar, Lawrence A. Cunningham, Nathaniel R. Goldston III, Michael A. Leven, Raymond D. Schoenbaum, William A. Schwartz and Richard F. Sherman. Biographical information on each of the Nominees is set forth under the caption "The Special Meeting Proposals."

  Further, there would be an omnibus resolution (the "Omnibus Resolution") setting forth the following order in which the resolutions would be voted upon by the Shareholders:

  1. The Omnibus Resolution;

  2. The Bylaws Repeal Resolution;

  3. The Size of Board Resolution;

  4. The Election Procedure Resolution;

  5. The Director Removal Resolution; and

  6. The Election of Directors Resolution.

  After we commenced the call of the Special Meeting to adopt the resolutions described above, on June 22, 1997 the Board took action which we believe was designed to entrench themselves and management and to delay the Special Meeting and your opportunity to change the direction of the Company in a positive manner. On that day the Board adopted the amendments to the Bylaws (the "June 22 Bylaw Amendments") set forth in the Restated Bylaws of the Company (the "Restated Bylaws"), attached as Exhibit 3 to the Company's 8-K filed with the SEC on June 23, 1997. These June 22 Bylaw Amendments purport to eliminate the right of the Shareholders to set the date, time and place of the Special Meeting. In addition, the June 22 Bylaw Amendments purport to establish lengthy time frames relating to the call of the Special Meeting and the giving of notice of the Special Meeting and to change the procedure for setting the record date for the Shareholders entitled to call the Special Meeting, all of which would ostensibly permit the Board to substantially delay the date of the Special Meeting. The June 22 Bylaw Amendments also seek to permit the current officers and employees of Shoney's to serve as inspectors of election at the Special Meeting.

  We do not believe that the June 22 Bylaw Amendments have any effect on the action that we took in initiating our efforts to call the Special Meeting in reliance upon the then-existing Bylaws of the Company. In fact, the attempt by the Board, in our view, to manipulate the corporate governance process for their benefit and the benefit of management through the adoption of the June 22 Bylaw Amendments is yet another indication to us that Shoney's needs new leadership. At this critical juncture, rather than engage in what we view as the manipulation of the Bylaws, we believe that the appropriate course of action is to let the real owners of Shoney's decide as soon as possible the future direction of the Company. We, thus, responded to the Board's action with a letter to the Board requesting that it rescind these amendments and agree to our previously announced date for the Special Meeting, August 19, 1997.

  On June 26, 1997, Shoney's filed a claim in the Chancery Court for the State of Tennessee, Twentieth Judicial District at Nashville, seeking a declaration of the validity of the June 22 Bylaw Amendments and the invalidity of our actions with respect to setting the record date for the Shareholders entitled to call the Special Meeting. In response, the Shoney's Shareholders' Committee filed litigation papers on June 30, 1997 seeking to remove the lawsuit to the U.S. District Court for the Middle District of Tennessee and requesting the court, among other things, to promptly:

  1. Declare invalid the June 22 Bylaw Amendments which were designed to frustrate the Shoney's Shareholders' Committee's setting of June 16, 1997 as the record date for Shareholders entitled to call and demand the Special Meeting,

  2. Declare invalid the June 22 Bylaw Amendments which were designed to frustrate the Shoney's Shareholders' Committee's efforts to call the Special Meeting for August 19, 1997, and

  3. Require Shoney's to make available to the Shoney's Shareholders' Committee certain documents and records relating, among other things, to the identity of the beneficial owners of Shoney's stock which Shoney's has refused to provide.

  EXECUTING A BLUE AGENT DESIGNATION CARD WILL ENABLE YOU--AS AN OWNER OF THE COMPANY--TO SEND A CLEAR MESSAGE TO THE SHONEY'S BOARD THAT YOU ARE DISSATISFIED WITH SHONEY'S PERFORMANCE AND WANT THE OPPORTUNITY TO ELECT THE BOARD OF DIRECTORS THAT WILL GUIDE YOUR COMPANY IN THE FUTURE.

  THE AGENT DESIGNATIONS WILL NOT GIVE THE DESIGNATED AGENTS THE RIGHT TO VOTE ANY SHARES OF COMMON STOCK AT THE SPECIAL MEETING AND NO PROXIES FOR SUCH VOTES ARE BEING SOLICITED WITH THIS SOLICITATION STATEMENT. WE WILL SEND SHAREHOLDERS ADDITIONAL MATERIALS SOLICITING PROXIES, INCLUDING SEPARATE PROXY CARDS, TO VOTE AT THE SPECIAL MEETING.

  If you have any questions about the Agent Designations or need assistance in completing the Agent Designation Cards, please call:

                                     LOGO
                     [OF MACKENZIE PARTNERS APPEARS HERE]
                               156 Fifth Avenue
                           New York, New York 10010
                           (212) 929-5500 (collect)
                               or call Toll Free
                                (800) 322-2885

                         BACKGROUND AND RECENT EVENTS

  On April 25, 1997, we filed a Schedule 13D with the SEC indicating that we have been disappointed with the Company's performance and the Company's stock price in recent years. At that time we stated that we were reviewing various alternatives with respect to our investment in the Company. These alternatives included (i) holding discussions with third parties or with members of the management or the Board in which we would suggest or take a position with respect to potential changes in the operations, management or business of the Company as a means of enhancing shareholder value, (ii) seeking the removal of certain or all of the members of the Board, (iii) nominating our own candidates to be elected to the Board, (iv) proposing changes in the management of the Company and (v) acquiring additional shares in the Company. After filing the Schedule 13D on April 25, 1997, we continued to review these alternatives. We also met with certain members of the management of the Company and certain members of the Board to discuss the Company's financial condition and performance. On June 2, 1997, we amended our Schedule 13D to reflect that we sent a letter to the Board requesting that Raymond D. Schoenbaum be permitted to address the Board at their two-day retreat in mid-June. The letter stated in full as follows:

                                 June 2, 1997

  Board of Directors of Shoney's, Inc.
  1727 Elm Hill Pike
  Nashville, Tennessee 37210

    Re: Meeting of the Shoney's, Inc. Board of Directors

  Ladies and Gentlemen:

    As you know from our SEC filing last month, my mother and I are disappointed with Shoney's performance and the performance of Shoney's stock price in recent years. As one of the largest shareholders of Shoney's, we are obviously concerned about the significant loss in market value that has been suffered by all of Shoney's shareholders in recent years. Moreover, we regard Shoney's as a legacy created by my father Alex, who founded the company in 1947, and, on a personal note, it has been very distressing to us to watch Shoney's struggle in recent years.

    As we indicated in our SEC filing, we are in the process of evaluating various possible alternatives with respect to our investment in Shoney's. During this process, we have been reviewing in detail the publicly available data regarding the business, financial condition and operating results of Shoney's, and we have had the opportunity to discuss this publicly available data with certain members of Shoney's management. This process is ongoing, and, while at this time we have not decided on a course of action, we expect to make further progress during the next two weeks.

    Based on our review thus far, we believe that Shoney's is at a critical juncture and that the actions to be taken by Shoney's Board to address the current situation will play a crucial role in determining Shoney's future. For this reason, I would like to meet with the Board at its meeting on June 17, 1997 to discuss Shoney's current situation and our concerns regarding the company's future. By that time, we expect to be far enough along in our evaluation process to present to you some concrete alternatives for addressing Shoney's current problems.

    We believe that this exchange of information and ideas will be very useful to the Board as it gathers information and formulates a plan to address Shoney's situation in a manner which is beneficial to all of Shoney's shareholders. In light of the company's recent performance, the Board will be faced with some difficult decisions in the time ahead. My successful experiences in the family and casual restaurant industry, including most recently my founding and development of Ray's on the River and the Rio Bravo restaurant chain which I sold to Applebee's International Inc. in 1995, have provided me with valuable skills which I believe I can use to assist you as you deal with Shoney's current situation.

    Please let us know as soon as possible whether you will honor our request to meet with you at the Board's meeting. We look forward to your response.

                                          Sincerely,

                                          Raymond D. Schoenbaum

  Although acknowledging shared concerns regarding the loss of Shoney's market value, the Board refused Raymond D. Schoenbaum's offer to address it at its June meeting. The Board's refusal to meet with Raymond D. Schoenbaum was communicated by means of a letter dated June 5, 1997, which was received by Raymond D. Schoenbaum on June 9, 1997, the text of which is set forth in full below:

  June 5, 1997

  Mr. Raymond D. Schoenbaum
  1640 Powers Ferry Road
  Building Two, Suite 100
  Marietta, Georgia 30067-6050

  Dear Raymond:

    On behalf of the Board of Directors, I acknowledge receipt of your letter dated June 2, 1997. We share your concerns regarding the loss of market value that all of us as Shoney's shareholders have experienced. We believe that we have the proper business strategy and management team in place to improve the performance of the Company. As with all business turnarounds, time and patience are needed before one can determine whether the business judgment of the leadership is proven correct.

    We appreciate your offer to present to the Board on June 17 some concrete alternatives for addressing what you view to be Shoney's current situation. Unfortunately, as you may know, our next Board meeting has been planned for many months as part of a working retreat meeting and the agenda is full without any available open time for you to make your requested presentation. However, we encourage you to submit your concrete alternatives in writing to us before that meeting so that your ideas may be taken into account in our discussions. After we have had the opportunity to review your alternatives, we will consider a time in the future when you could personally discuss those with the Board or a committee of the Board.

    Management of Shoney's has consistently welcomed discussions with you and have talked with you on a number of occasions recently to exchange information and ideas. We continue to believe such meetings are mutually beneficial and hope that you will continue to provide us with the benefit of your ideas.

  God bless,

  C. Stephen Lynn

  We were surprised and disappointed with the rejection by the Board of our request to meet with it at its meeting in June. Because of Shoney's continued poor performance and the Board's refusal to meet with us at the June Board meeting despite the urgency of the situation, we feel that we were left with no alternative but to present our case directly to you, the Shareholders and owners of Shoney's. As a result, we determined to seek Agent Designations to call and demand a special meeting of the Shareholders to act on proposals that would result in the removal of all of the members of the current Board and their replacement with our nominees. Immediately after filing with the SEC this solicitation and preliminary proxy materials for the Special Meeting, we sent a letter to the Board which stated in full as follows:

                                 June 16, 1997

  Board of Directors of Shoney's, Inc.
  1727 Elm Hill Pike
  Nashville, Tennessee 37210

    Re: Meeting of the Shoney's, Inc. Board of Directors

  Ladies and Gentlemen:

    My mother and I were surprised and disappointed by your letter in which you rejected our request to address the Board at its two-day retreat in mid-June to discuss Shoney's current situation and possible alternatives for resolving Shoney's problems. We found it disturbing that you refused to meet with a representative of shareholders holding approximately 8% of Shoney's stock, particularly one who is interested in working with, and has the experience to help, the Board in addressing Shoney's problems.

    We also were surprised by the Board's suggestion that we submit our proposals in writing after which the Board would "consider a time in the future" for us to meet with the Board "or a committee of the Board." We believe that this statement demonstrates a lack of understanding of the urgency of Shoney's situation and the lack of leadership under the current management. We had expected that, in order to address Shoney's current problems, the Board would be interested in obtaining as much information and as many ideas as soon as possible. Instead, rather than taking a small amount of time during the Board's two-day retreat to discuss our concerns, the Board's response appears designed only to delay our requested meeting to discuss with you the crucial issues facing Shoney's.

    As we stated in our June 2 letter, we continue to believe that Shoney's is at a critical juncture. We, as Shoney's shareholders, have endured many years of poor financial performance. Over the last several years, Shoney's shareholders have provided you with time and have patiently given you the opportunity to revitalize Shoney's. The result of this patience has been a substantial erosion in the stock price. Despite this record, the Board continues to state that it has the "proper business strategy and management team." After two years under the current management, however, Shoney's condition has not only failed to improve, but, in fact, has deteriorated. As a result, we believe that Shoney's shareholders no longer have the "time", nor should we be asked to have the "patience", that you request.

    Because of Shoney's continued poor performance and the Board's refusal to meet with me at the June Board meeting despite the urgency of the present situation, we feel that we are left with no alternative but to present our case directly to the shareholders. We have filed documents today with Shoney's and with the SEC for the purpose of calling a special meeting to remove the current members of the Board and replace them with our nominees, who would intend to put in place a new management team committed to addressing Shoney's condition with the urgency it requires.

    We believe Shoney's is running out of time and that its long term viability is threatened. We need to take decisive action now to ensure the long term survival of the company for the benefit of its shareholders.

                                          Sincerely,

                                          Raymond D. Schoenbaum

  On June 22, 1997, in what we believe to be an attempt to delay the Special Meeting and entrench itself and management, the Board adopted the June 22 Bylaws Amendments. (For further information concerning these amendments we refer you to the sections entitled "Reasons for the Solicitation" and "Effect of Execution and Delivery of Agent Designations".) The June 22 Bylaw Amendments, which were adopted after we commenced the call of the Special Meeting, purport to eliminate the right of Shoney's shareholders to set the date, time and place of the Special Meeting. In addition, the June 22 Bylaw Amendments purport to establish lengthy time frames relating to the call of the Special Meeting and the giving of notice of the Special Meeting and to change the procedure for setting the record date for the Shareholders entitled to call the Special Meeting, all of which would ostensibly permit the Board to substantially delay the date of the Special Meeting. The June 22 Bylaw Amendments also seek to permit the current officers and employees of the Company to serve as inspectors of election at the Special Meeting.

  In response to the action taken by the Board in amending the Bylaws, on June 25, 1997, Raymond D. Schoenbaum sent a letter to the Board, requesting that it rescind these amendments and agree to our previously announced date for the Special Meeting, August 19, 1997. The text of this letter is set forth in full below:

                                 June 25, 1997

  Board of Directors of Shoney's, Inc.
  1727 Elm Hill Pike
  Nashville, Tennessee 37210

    Re: Amendments to Shoney's Bylaws

  Ladies and Gentlemen:

    We are disappointed to see that you have attempted to make changes to Shoney's Bylaws which purport to affect the rights of the shareholders of Shoney's to call a special meeting. We can only assume that these changes are designed to delay the special meeting and to entrench the current Board and management. This attempt to manipulate the corporate governance process for the benefit of the current Board and management is yet another indication that Shoney's needs new leadership. Shoney's is at a critical juncture, and the long-term viability of the Company is in danger. Rather than engage in the manipulation of the rules reflected in your decision to amend the Bylaws, we believe (and are surprised that you do not believe) that the appropriate course of action is to let the real owners of Shoney's decide as soon as possible the future direction of our Company. To the extent you delay this process, we will hold you fully accountable to the shareholders for any damages to our Company caused by this delay, including any continued deterioration in the business of Shoney's under current management.

    Our position is that these amendments do not have any effect on the action that we took one week earlier in reliance upon the then-existing Bylaws of the Company. For example, your revised Bylaws contain a provision purporting to require a shareholder seeking to call a special meeting to request that the Board fix a record date for purposes of determining the shareholders entitled to call the meeting. Under Section 48-17-102(b) of the Tennessee Business Corporation Act, a record date for the purpose of determining the shareholders entitled to call the meeting was set on June 16, 1997, the date on which I signed and delivered a call for a special meeting to the Company. We do not read your subsequent amendment to the Bylaws as seeking to affect this record date which was validly set prior to the amendment. Moreover, even if the amendment did purport to do so, it would not be valid since it would have the effect of retroactively invalidating a record date which already has been validly set.

    We also were surprised by your attempt to seize from the shareholders of the Company their right under Shoney's Bylaws to set the date, time and place of the special meeting, especially since we had acted already in reliance upon the then-existing Bylaws. We believe the only possible purpose for such an action would be to entrench the current Board and management. Moreover, the lengthy time frames which you purport to establish in the Bylaws relating to special meetings, including the time frames for purposes of determining the record date for the call of a special meeting and giving notice of the special meeting, appear designed only to frustrate the ability of the shareholders to determine for themselves in a timely manner whether the current Board and management should be replaced. Finally, your amendment which seeks to permit the current officers and employees of the Company to serve as inspectors of election at the special meeting seems to us to be blatantly inappropriate in a contested situation.

    We will not allow the Board and the management of the Company to apply these amendments to the actions taken by us over the last week in connection with this matter, and if necessary, we are prepared to go to court to enforce our legitimate rights. Your stated purposes in adopting the Bylaw amendments were to clarify the special meeting process and to provide the Company's shareholders with the opportunity to fully consider the issues. If you are sincere in this regard, we request that you rescind these amendments and agree today to an August 19 special meeting date. Setting the date at this time will provide absolute clarity as the process moves forward and the two-month time period between now and August 19 will provide more than enough time for our shareholders to consider the relative merits of what is being proposed.

    To require us to engage in a court battle with the current Board and management to enforce our legitimate rights would not be in anyone's interest. Shoney's shareholders do not have the time or the patience for the type of manipulation reflected in your adoption of the Bylaw amendments. Shoney's is running out of time, and the shareholders must be permitted to take decisive action as soon as possible to ensure the long term survival of the Company for the benefit of all its constituencies. Please confirm to me that you are willing to hold a special meeting on August 19, 1997.

    In order for us to act promptly in protecting our legitimate rights and the rights of all of Shoney's shareholders, we ask that you respond to this letter by the close of business on Thursday, June 26, 1997.

                                          Sincerely,

                                          Raymond D. Schoenbaum

  Also on June 25, 1997, as a precautionary matter, Raymond D. Schoenbaum sent a written notice to the Secretary of the Company of his request that the Board fix a record date to determine the Shareholders entitled to call the Special Meeting, in spite of his belief that the giving of such notice and the making of such request are not required with respect to the Special Meeting. In this notice, Mr. Schoenbaum reserved his rights to challenge the validity of all of the June 22 Bylaw Amendments, including the amendments purporting to require the giving of the written notice and the making of the request that the record date be fixed.

  The Company responded to the June 25 letter from Raymond D. Schoenbaum in a letter dated June 26, 1997 expressing the Company's disagreement with statements made by Mr. Schoenbaum in his June 25 letter and informing Mr. Schoenbaum of the Company's intention to litigate. The text of this letter is stated in full as follows:

  June 26, 1997

  Raymond D. Schoenbaum
  1640 Powers Ferry Road
  Building Two, Suite 100
  Marietta, Georgia 30067-6050

    RE: Amendments to Shoney's By-Laws

  Dear Mr. Schoenbaum:

    In response to your letter of June 25 to the Board, the Company does not agree that your letter of June 16th purporting to call a special meeting of shareholders for August 19 was valid, that the record date for determining the shareholders entitled to demand a special meeting is June 16, or that the recent By-Law amendments are not valid and applicable to your efforts to call a special meeting. In that connection, we have your request for a record date for shareholders entitled to demand a special meting. The request will be acted on promptly.

    In view of your expression of intention to litigate the matter, and in order to proceed expeditiously to judicial determination for the benefit of all concerned, the Company has today filed a suit in the Chancery Court seeking a declaratory judgement of the invalidity of your purported June 16 record date and "call" and the validity of the recent By-Law amendments.

    A copy of the suit papers is enclosed. Our attorneys, Bass, Berry & Sims, have delivered courtesy copies to your Nashville attorney, Paul Alexis, this afternoon.

  Yours very truly,

  F.E. McDaniel, Jr.
  Senior Vice President,
  Secretary and Treasurer

  On June 26, 1997, the Company filed a claim in the Chancery Court for the State of Tennessee, Twentieth Judicial District at Nashville, seeking a declaration of the validity of the June 22 Bylaw Amendments and the invalidity of our actions with respect to setting the record date for the Shareholders entitled to call the Special Meeting. In response, the Shoney's Shareholders' Committee filed litigation papers on June 30, 1997 seeking to remove the lawsuit to the U.S. District Court for the Middle District of Tennessee and requesting the court, among other things, to promptly:

  1. Declare invalid the June 22 Bylaw Amendments which were designed to frustrate the Shoney's Shareholders' Committee's setting of June 16, 1997 as the record date for Shareholders entitled to call and demand the Special Meeting,

  2. Declare invalid the June 22 Bylaw Amendments which were designed to frustrate the Shoney's Shareholders' Committee's efforts to call the Special Meeting for August 19, 1997, and

  3. Require Shoney's to make available to the Shoney's Shareholders' Committee certain documents and records relating, among other things, to the identity of the beneficial owners of Shoney's stock which Shoney's has refused to provide.

  Also on June 30, 1997, the Company announced that a record date of the close of business on July 14, 1997 had been fixed in accordance with the Restated Bylaws. If the Shoney's Shareholders' Committee is successful in its litigation, the fixing by the Board of the July 14 record date would be ineffective.

            EFFECT OF EXECUTION AND DELIVERY OF AGENT DESIGNATIONS

  For the Special Meeting to be held, Agent Designations in favor of the call and demand of the Special Meeting must be executed by the holder or holders of not less than one tenth ( 1/10) of all the shares entitled to vote (the "Requisite Holders"). We have mailed this Solicitation Statement to Shareholders of record on June 16, 1997, the date we have set as the record date for Shareholders entitled to execute Agent Designations. As we describe below, the Company has set an alternate record date of July 14, 1997, and is disputing the validity of our June 16, 1997 record date. Only Agent Designations executed by persons who are Shareholders on the record date, whether the record date is determined to be June 16, 1997, as we believe, or July 14, 1997, as asserted by the Company, shall be counted in determining whether a Special Meeting must be called. Although we believe our June 16, 1997 record date to be valid, if the record date set by the Company of July 14, 1997 is determined to be valid, we intend to use the Agent Designations of the Shareholders who continue to be Shareholders on July 14, 1997 to demand the Special Meeting in accordance with the Restated Bylaws. According to the May 1997 10-Q, as of June 20, 1997 there were 48,568,109 shares of Common Stock outstanding. Each Shareholder is entitled to one vote on each matter submitted to a vote of the Shareholders for each share held of record by such Shareholder. The Shoney's Shareholders' Committee beneficially owns 3,866,791 shares of Common Stock, representing, based on information in the May 1997 10-Q, approximately 8.0% of the outstanding shares of Common Stock.

  On June 16, 1997, Raymond D. Schoenbaum delivered to the Company with respect to the one hundred shares owned of record by Raymond D. Schoenbaum a letter (the "Demand") to commence the call of the Special Meeting for Tuesday, August 19, 1997 at 10:00 a.m., local time, to be held in the Governor's Ballroom at the Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214. Under Tennessee law, the record date for the purpose of determining Shareholders entitled to call and demand the Special Meeting, if not otherwise set by the Board, is the date on which the first Shareholder signs the demand for the Special Meeting. Thus, because Raymond D. Schoenbaum signed and delivered the Demand to the Company on June 16, 1997, we believe the record date for such determination is June 16, 1997. The record date for Shareholders entitled to vote on the Special Meeting Proposals at the Special Meeting will be set in the future.

  The Company filed a complaint on June 26, 1997 seeking to have the June 16 record date declared invalid and to have the June 22 Bylaw Amendments declared valid and, on June 30, 1997, the Company announced that a record date of the close of business on July 14, 1997 had been fixed in accordance with the Restated Bylaws as amended by the June 22 Bylaw Amendments. One of the June 22 Bylaw Amendments purports to require a Shareholder seeking to call a special meeting to request that the Board fix a record date for purposes of determining the Shareholders entitled to call the Special Meeting. The Company may assert that this amendment to the Bylaws and the fixing of the July 14 record date in accordance with such amendment retroactively invalidate the June 16, 1997 record date. We do not believe that the amendment or the fixing of the July 14 record date vitiate the June 16, 1997 record date which already was validly set. Furthermore, our opinion as to the effective record date is supported by the decision of a Federal District Court interpreting a provision under Delaware General Corporation Law governing record dates for the expression of written consents (which provision expressly provided that, if no record date is fixed and no prior action of the board of directors is necessary, the record date shall be the day on which the first written consent is expressed); in that case, the Federal District Court held that after a shareholder sets the record date by expressing the first written consent, the board of directors may not set a different record date.

  Agent Designations with respect to shares of Common Stock will remain effective until revoked. It is our intent that when the persons designated as the Shareholders' agents in the Agent Designations (each a "Designated Agent") have Agent Designations which have not been revoked from the Requisite Holders (including the shares beneficially owned by us), we will properly call and demand the Special Meeting, and cause notice thereof to be given to the Shareholders entitled thereto. If the June 22 Bylaw Amendments are determined to be valid, we intend to use the Agent Designations of the Shareholders who continue to be Shareholders on July 14, 1997, the new record date set by the Board, to demand the Special Meeting in accordance with the Restated Bylaws.

  Under the Bylaws of the Company as in effect on June 16, 1997, the date on which Raymond D. Schoenbaum delivered to the Company the Demand for the Special Meeting, the Shareholders, and not the Board, had the right to fix the date, time and place of the Special Meeting. In our Demand, we have indicated that the Special Meeting will take place on Tuesday, August 19, 1997 at 10:00 a.m., local time, in the Governor's Ballroom at the Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214. Although it is currently anticipated that the Special Meeting would take place on such date and at such time and place, the Agent Designations provide the Designated Agents in their discretion with the authority to change the date, time and place of the Special Meeting. The June 22 Bylaw Amendments purport to seize from the Shareholders their right under the Bylaws as in effect on June 16, 1997 to set the date, time and place of the Special Meeting. If it is determined that, in spite of the fact that these amendments were adopted after Raymond D. Schoenbaum delivered the Demand to the Company, the amendments are effective in transferring the right to set the date, time and place of the Special Meeting to the Chairman of the Board or to the Board, we intend to use the Agent Designations of the Shareholders who continue to be Shareholders on the record date to request that the Board set the date, time and place of the Special Meeting so that the Special Meeting may be held on or about August 19, 1997 or as soon thereafter as possible. Although we suspect that if given the authority to set the date, time and place of the Special Meeting, the Board would seek to delay the Special Meeting well beyond August 19, 1997, we do not at this time know the date the Board would set for holding the Special Meeting, if it were determined to have the authority to do so.

  By executing and returning the BLUE Agent Designation Card to MacKenzie Partners, Inc. at 156 Fifth Avenue, New York, New York 10010, you will not be committing to vote in favor of or against the Special Meeting Proposals or any other matter to be brought before the Special Meeting, nor will you be granting any proxies to vote on such matters. A validly executed and unrevoked Agent Designation will authorize the Designated Agents to (i) call and demand the Special Meeting, (ii) set the place, date and time of the Special Meeting, if held to be permissible, and (iii) exercise all rights of Requisite Holders incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the Agent Designations to the Designated Agents to be carried into effect. To vote on the matters to be brought before the Special Meeting you must vote by proxy or in person at the Special Meeting.

  The Shoney's Shareholders' Committee intends to execute Agent Designations with respect to shares of Common Stock owned of record by it and to have the record owners of the remaining shares of Common Stock owned beneficially by it execute Agent Designations for the call and demand of the Special Meeting. As a result, assuming no additional shares of Common Stock have been issued since June 20, 1997 and no options or deferred stock incentive awards outstanding as of June 20, 1997 or issued thereafter have been exercised or vested (by acceleration or otherwise), as the case may be, and assuming that Agent Designations have been executed by the record holders of shares owned beneficially, but not of record, by the Shoney's Shareholders' Committee, Agent Designations representing approximately 990,020 additional shares of Common Stock will constitute the requisite number of Agent Designations that we need to require the Company to hold the Special Meeting.

  The purpose of the Special Meeting is to provide Shareholders with the opportunity to consider and vote on the Special Meeting Proposals. The record date for determining Shareholders entitled to notice of, or to vote at, the Special Meeting will be set by the Board in accordance with the Tennessee Business Corporation Act. The Agent Designations grant to the Designated Agents the full rights and authority of the Requisite Holders to take the actions described above in connection with the Special Meeting, BUT THE AGENT DESIGNATIONS WILL NOT GIVE THE DESIGNATED AGENTS THE RIGHT TO VOTE ANY SHARES OF COMMON STOCK AT THE SPECIAL MEETING AND NO PROXIES FOR SUCH VOTES ARE BEING SOLICITED WITH THIS SOLICITATION STATEMENT. WE WILL SEND SHAREHOLDERS ADDITIONAL MATERIALS SOLICITING PROXIES, INCLUDING SEPARATE PROXY CARDS, TO VOTE AT THE SPECIAL MEETING.

  If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can execute an Agent Designation for such shares and will do so only upon receipt of your specific instructions. Accordingly, you will be asked to contact the person responsible for your account and instruct that person to execute the BLUE Agent Designation Card.

  We are asking you to return your signed and dated Agent Designations as soon as possible and, in any event, prior to July 14, 1997 to MacKenzie Partners, Inc. at 156 Fifth Avenue, New York, New York 10010.

                         THE SPECIAL MEETING PROPOSALS

  At the Special Meeting, we intend to ask the Shareholders to consider and vote on the Special Meeting Proposals set forth below. The details regarding the Special Meeting Proposals, including the specific text thereof, will be set forth in the proxy materials we will distribute in connection with the Special Meeting.

  As discussed in more detail above, we are disappointed with Shoney's performance, and we believe that positive action needs to be taken to improve Shoney's performance and to reestablish Shoney's as a quality provider of family dining. The Special Meeting Proposals would remove the current members of the Board and replace them with our Nominees. In addition, at the Special Meeting, the Shareholders also would be asked to consider certain resolutions amending the Bylaws of the Company in a manner designed to facilitate the replacement of the current Board members. Once elected, our Nominees intend to replace certain members of the management of the Company, and to appoint Raymond D. Schoenbaum as the Chairman and Chief Executive Officer of the Company. While we believe that in order for us to revitalize Shoney's some members of the current management of the Company will be replaced, we do not have any current plans to remove any specific members of management other than
C. Stephen Lynn (the current Chairman of the Board, President and Chief Executive Officer) and W. Craig Barber (the current Chief Administrative Officer, Chief Financial Officer and Senior Executive Vice President).

THE DIRECTOR REMOVAL RESOLUTION AND THE ELECTION OF DIRECTORS RESOLUTION

  Our goal is to replace the current Board with our Nominees who we believe will be able to rebuild the Company's business and reputation. We will propose that Shareholders vote at the Special Meeting on a proposal to remove the entire Board, the members of which currently are Dennis C. Bottorff, Carole F. Hoover, Victoria B. Jackson, C. Stephen Lynn, Jeffry F. Schoenbaum, B. Franklin Skinner and Cal Turner, Jr. Section 48-18-108 of the Tennessee Business Corporation Act authorizes this action, with or without cause, by a vote of a majority of the shares cast at the Special Meeting if at least a majority of the shares of Common Stock are represented at the meeting.

  We also will propose that the Shareholders elect at the Special Meeting the Nominees named below as directors of the Company, to serve until the next annual meeting of Shareholders and until their successors shall have been duly elected and qualified. Directors will be elected at the Special Meeting by a vote of a plurality of the shares of Common Stock represented at the Special Meeting if at least a majority of the shares of Common Stock are represented at the meeting. At the Special Meeting, except to the extent that a Shareholder withholds votes from any or all Nominees, the persons named as proxies in the form of proxy accompanying the proxy statement of the Shoney's Shareholders' Committee with respect to the Special Meeting, in their sole discretion, will vote such proxy for the election of all the Nominees.

  The Nominees have furnished us with the following information concerning their principal occupations, business addresses and certain other matters. All of the Nominees are citizens of the United States.

                   SHONEY'S SHAREHOLDERS' COMMITTEE NOMINEES

                                          PRINCIPAL OCCUPATION AND BUSINESS
                                                      EXPERIENCE
            NAME, AGE AND                  DURING LAST FIVE YEARS; CURRENT
     PRINCIPAL BUSINESS ADDRESS                     DIRECTORSHIPS
 -----------------------------------  -----------------------------------------
 J. Michael Bodnar (52).............  President (January 1984-present) of
  Bodnar Investment Group, Inc.       Bodnar Investment Group, Inc.
  101 Fox Hall Road                   (a real estate investment company);
  Birmingham, Alabama 35213           President (January 1986-May 1996) of
                                      Triangle Management Group, Inc. (a
                                      restaurant management company).
 Lawrence A. Cunningham (34)........  Professor of Law (May 1997-present) of
  Benjamin N. Cardozo School of Law,  the Benjamin N. Cardozo
  Yeshiva University                  School of Law; Visiting Associate
  55 Fifth Avenue                     Professor of Law (August 1996-May 1997)
  New York, New York 10003            of the George Washington University
                                      School of Law; Associate Professor of Law
                                      (August 1992-August 1996) of the Benjamin
                                      N. Cardozo School of Law.
 Nathaniel R. Goldston III (58).....  Chairman of the Board and Chief Executive
  The Gourmet Co.                     Officer (January 1975-
  1100 Spring Street, N.E.            present) of The Gourmet Co. (a food
  Atlanta, Georgia 30309              service management company).

 Michael A. Leven (59)..............  President and Chief Executive Officer
  U.S. Franchise Systems              (October 1995-present)
  13 Corporate Square                 of U.S. Franchise Systems (a hotel
  Atlanta, Georgia 30329              franchising company); Director (August
                                      1995-present) of Starwood Lodging
                                      Corporation; President and Chief
                                      Operating Officer (October 1990-September
                                      1995) of Holiday Inn Worldwide; President
                                      and Chief Operating Officer (April 1985-
                                      May 1990) of Days Inn of America, Inc.

 Raymond D. Schoenbaum (51).........  Private investor; Director (March 1995-
  1640 Powers Ferry Road              present) of Applebee's
  Building Two, Suite 100             International, Inc.; Consultant (March
  Marietta, Georgia 30067             1995-March 1996) of Applebee's
                                      International, Inc.; Chairman of the
                                      Board of Directors (June 1984-March 1995)
                                      of Innovative Restaurant Concepts, Inc.
                                      (a restaurant management company); Vice
                                      Chairman of the Board of Directors
                                      (January 1974-January 1986) of
                                      Restaurants Systems, Inc. (Wendy's
                                      International, Inc. franchisee);
                                      Franchisee (January 1974-January 1986) of
                                      Wendy's International, Inc.

 William A. Schwartz (58)...........  Chief Executive Officer (January 1995-
  FMB Enterprises                     present) of First Media
  400 Perimeter Center Terrace        Television, L.P. (an operator of
  Suite 650                           television stations); Chief Executive
  Atlanta, Georgia 30346              Officer (February 1990-present) of
                                      Cannell Communications, L.P. (an operator
                                      of television stations); Chief Executive
                                      Officer (March 1988-present) of FMB
                                      Enterprises (an operator of cable
                                      television systems); President and Chief
                                      Operating Officer (1985-1987) of Cox
                                      Enterprises.

                                         PRINCIPAL OCCUPATION AND BUSINESS
                                                     EXPERIENCE
            NAME, AGE AND                 DURING LAST FIVE YEARS; CURRENT
     PRINCIPAL BUSINESS ADDRESS                    DIRECTORSHIPS
 ----------------------------------  -----------------------------------------
 Richard F. Sherman (53)...........  Private investor and Consultant (January
  11492 Bluegrass Parkway            1991-present); Director
  Suite 175                          (June 1993-present) of Papa John's
  Louisville, Kentucky 40299         International, Inc.; Director (October
                                     1996-present) of P.J. America, Inc. (a
                                     franchisee of Papa John's International,
                                     Inc.); Director (January 1991-present) of
                                     Reed's Jewelers, Inc.; Director (October
                                     1992-present) of Taco Cabana, Inc.

  Each of the Nominees has consented to serve as a director of the Company, if elected. Each of the Nominees (other than Raymond D. Schoenbaum) has entered into an agreement with us in which we have agreed to pay each Nominee a fee of $10,000. Additionally, we have agreed to (i) reimburse each Nominee for any reasonable out-of-pocket expenses incurred in the performance of his service as a Nominee and (ii) indemnify each Nominee with respect to any liabilities relating to or arising out of such service. If any of the Nominees are elected as directors, we expect they will receive compensation for their services as directors of the Company. According to the 1997 Proxy Statement of the Company (the "1997 Proxy Statement"), each director who is also an officer of the Company receives no additional compensation for service on the Board and directors who are not also officers of the Company receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each meeting of the Board they attend. Members of Board committees receive $1,000 plus expenses for each committee meeting they attend. In addition, according to the 1997 Proxy Statement, each non-employee director participates in the Shoney's, Inc. Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the Shareholders on March 19, 1991. Each non-employee director elected to the Board receives an option for 5,000 shares of Common Stock upon election to the Board. Non-employee directors, upon the fifth anniversary of the grant of their most recent options under the Directors' Plan, are also awarded an additional option for 5,000 shares of Common Stock.

  Raymond D. Schoenbaum is currently on a leave of absence from his directorship of Applebee's. In order to devote his full time and attention to the management of Shoney's, Mr. Schoenbaum intends to resign from the board of Applebee's if the Nominees are elected to the Board of Shoney's.

  The Company has employment agreements with Messrs. C. Stephen Lynn, Robert M. Langford and W. Craig Barber. Mr. Lynn's employment agreement provides for a term from May 1, 1995 through April 30, 1998. The employment agreements with Messrs. Langford and Barber presently provide for initial terms which terminate on October 27, 1999. Under the terms of the employment agreements, Messrs. Langford and Barber are each entitled to base salaries in the amount of $288,900, with increases to be in the sole discretion of the Board. Mr. Lynn was entitled to a base salary of $500,000 from May 1, 1996 through April 30, 1997 and is entitled to a base salary of $550,000 from May 1, 1997 through April 30, 1998. However, Mr. Lynn and the Board have agreed that Mr. Lynn's base salary will remain at $500,000 until fiscal year 1998. In addition, the employment agreements provide that Messrs. Langford and Barber are eligible for an annual bonus as established by the Board through the annual bonus plan. Bonuses for Mr. Lynn are based upon a formula to be agreed upon by the employee and the Company.

  The Director Removal Resolution and the Election of Directors Resolution, if adopted by the Shareholders together with the other Special Meeting Proposals, would constitute a "change of control" for purposes of these employment agreements. If a change of control under such agreements occurs, the employment terms contained in the agreements are automatically extended for an additional two-year term. Also, in the event of a change of control under such agreements, each of Messrs. Lynn, Langford and Barber, at his option, may terminate his agreement within 90 days after such change of control, in which case he will receive the greater of: (i) two times the base salary and bonus paid during the fiscal year immediately prior to that in which the termination took place; or
(ii) the amount due as base salary during the then remaining employment term. Assuming salaries are equal to the base salaries reported in the 1997 Proxy Statement and that the employment agreements are extended for two years due to the change of control, Mr. Lynn would be entitled to receive approximately $1.3 million and Messrs. Langford and Barber would each be entitled to receive approximately $1.2 million for the remainder of their respective employment terms. In addition, if these employees are terminated without cause following the adoption of the Special Meeting Proposals in their entirety, all stock options held by Mr. Lynn will vest immediately and Messrs. Langford and Barber will be entitled to be paid a cash amount equal to the unrealized gain that they have in any unvested stock options. According to the 1997 Proxy Statement, Mr. Barber has exercisable in-the-money options valued at $10,374, while neither Messrs. Lynn or Langford have any unexercised in-the-money options.

  Pursuant to Section 8.1.10 of the Amended and Restated Reducing Revolving Credit Agreement (the "Credit Agreement"), as amended and restated as of May 3, 1996, among the Company, as borrower, Canadian Imperial Bank of Commerce, Inc. ("CIBC"), as agent, and the lenders signatory thereto (the "Credit Banks"), the Director Removal Resolution and the Election of Directors Resolution, if adopted by the Shareholders together with the other Special Meeting Proposals, would result in a "change of control" causing an "Event of Default" as defined in the Credit Agreement. Pursuant to the Credit Agreement, CIBC and the Credit Banks could cancel the Credit Banks' obligations to make loans to the Company and/or declare the principal amount then outstanding of, and the accrued interest on, the loans under the Credit Agreement due and payable. As reported in the May 1997 10-Q, the Company had $147.7 million of indebtedness outstanding under the Credit Agreement as of May 11, 1997.

  The Director Removal Resolution and the Election of Directors Resolution, if adopted by the Shareholders together with the other Special Meeting Proposals, also would result in a "change of control" causing an "Event of Default" under
Section 8.1.10 of the Bridge Loan Credit Agreement (the "Bridge Loan Agreement"), dated as of May 3, 1996, among the Company, as borrower, CIBC, as agent, and the lenders signatory thereto (the "Bridge Banks"). Pursuant to the Bridge Loan Agreement, CIBC and the Bridge Banks could cancel the Bridge Banks' obligations to make loans to the Company and/or declare the principal amount then outstanding of, and the accrued interest on, the loans under the Bridge Loan Agreement due and payable. As reported in the May 1997 10-Q, the Company had $91.4 million of indebtedness outstanding under the Bridge Loan Agreement as of May 11, 1997.

  In addition, the holders of approximately $51.6 million principal amount of convertible subordinated debentures would be entitled to tender these debentures for repayment if the Director Removal Resolution and the Election of Directors Resolution were adopted together with the other Special Meeting Proposals. Moreover, as reported in the May 1997 10-Q, the Company had additional debt outstanding under various notes issued under indentures and loan and credit agreements and substantially all of the Company's other senior indebtedness have cross-default provisions which could also allow the lenders to accelerate payment of debt if the Director Removal Resolution and the Election of Directors Resolution were adopted together with the other Special Meeting Proposals.

  Although the Shoney's Shareholders' Committee has not had discussions with Shoney's lenders, the Shoney's Shareholders' Committee believes it is unlikely that, if the Director Removal Resolution and the Election of Directors Resolution were adopted together with the other Special Meeting Proposals, such lenders would exercise their repurchase rights or rights to accelerate loans made to the Company.

  While there can be no assurances that the loans would not be accelerated or that any repurchase rights would not be exercised, the Shoney's Shareholders' Committee's belief that the acceleration of such loans and the exercise of such rights would be unlikely if the Director Removal Resolution and the Election of Directors Resolution were adopted together with the other Special Meeting Proposals, is based on its view that the Nominees are qualified to oversee the business of the Company, and that the Company's business is not dependent on Mr. C. Stephen Lynn or any of the Company's other officers or directors.

BYLAWS REPEAL RESOLUTION

  The Bylaws Repeal Resolution would repeal any and all amendments made by the Board to the Bylaws, as filed with the SEC as Exhibits 3(ii) and 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 18, 1996, including the June 22 Bylaw Amendments, but other than those provisions which were duly approved by the Shareholders and those provisions which under Tennessee law cannot be repealed by the Shareholders. This resolution also would provide that, without the approval of the Shareholders, the Board may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision in a manner which serves to reinstate any repealed provision or any similar provision. Sections 48-20-201(a)(2) and (b) of the Tennessee Business Corporation Act authorize this action by a vote of a majority of the shares cast at the Special Meeting if at least a majority of the shares of Common Stock are represented at the meeting.

  The Bylaws Repeal Resolution is designed to repeal any Bylaw changes that the Board may have attempted to make yet did not disclose prior to June 16, 1997 or may attempt to make prior to the Special Meeting. Adoption of the Bylaws Repeal Resolution would render ineffective any amendments adopted by the Board as a means of manipulation of the Bylaws by the Board, including the June 22 Bylaw Amendments, whether intended to frustrate the ability of the Shareholders to elect the Nominees or adopt any of the other Special Meeting Proposals or otherwise. We are not currently aware of any amendments to the Bylaws, other than the June 22 Bylaw Amendments, which would be rendered ineffective by the adoption of the Bylaws Repeal Resolution. The Bylaws Repeal Resolution is intended to guarantee that any previously undisclosed Bylaw amendment will be repealed so as to prevent the Board from manipulatively altering the Bylaws prior to the Special Meeting without Shareholder approval and to prevent the Board after the Special Meeting from amending any section of the Bylaws affected by such repeal or adopting any new Bylaw provision in a manner which serves to reinstate any repealed provision or any similar provision.

  Although adoption of the Bylaws Repeal Resolution would generally repeal previously undisclosed Bylaw amendments without considering the beneficial nature, if any, of such amendments to the Shareholders, it would not repeal any such amendments which were approved by the Shareholders.

  Although the impact of the adoption at the Special Meeting of the Bylaws Repeal Resolution on the acquisition by a third party of the Company will depend on the substance of amendments to the Bylaws adopted by the Board, we do not currently foresee any potential future anti-takeover effects from the adoption of the Bylaws Repeal Resolution.

SIZE OF BOARD RESOLUTION

  The Company's Bylaws provide that the size of the Board shall be fixed from time to time by the Board and shall consist of not less than three (3) nor more than fifteen (15) directors. According to the information made publicly available by the Company as of the date of this Preliminary Solicitation Statement, there are currently seven directors on the Board. Adoption of the Size of Board Resolution would fix the number of directors at its present number of seven. Such amendment would further provide that such Bylaw may not be amended, or any new Bylaw provision which is in any way inconsistent therewith, be adopted, without approval of the Shareholders. Sections 48-18-103(a) and 48-20-201(a)(2) of the Tennessee Business Corporation Act authorize this action by a vote of a majority of the shares cast at the Special Meeting if at least a majority of the shares of Common Stock are represented at the meeting.

  The Size of Board Resolution is designed to prevent the current Board from frustrating the ability of the Shareholders to constitute the entire Board if they elect all seven Nominees. We are concerned that, prior to the Special Meeting, the current Board might attempt to expand the size of the Board beyond the current seven seats, whether by resolution, amendment of the Bylaws or otherwise, and might attempt to do so in a manner intended to prevent us from proposing additional Nominees.

  We believe that the Board's ability to attempt to manipulate the size of the Board is limited by its fiduciary duties. However, we believe that by fixing the number of Board seats at seven, the adoption of the Size of Board Resolution will ensure that the election contest at the Special Meeting will take place on a level playing field, without the incumbent Board or their nominees gaining an unfair advantage by attempting to run for unopposed positions. We have notified the Company that we would propose additional Nominees for election if the Company attempts to expand the size of the Board above its existing level of seven directors prior to the Special Meeting.

  In addition, should the Shareholders choose to elect the Nominees to a minority of the seats on the Board, adoption of the Size of Board Resolution would have the purpose of ensuring the incumbent directors, who would continue to constitute a majority, could not frustrate the will of the Shareholders by increasing the size of the Board and installing hand-picked allies. We believe that the adoption of the Size of Board Resolution would thereby prevent an incumbent majority, if re-elected, from unilaterally "packing" the Board without Shareholder approval and upsetting the percentage of the Nominees on the Board desired by the Shareholders. The Size of the Board Resolution only fixes the number of directors and, as a result, all of the directors will continue to be elected at the annual meeting of the Shareholders and shall serve until the next annual meeting unless sooner succeeded or removed in accordance with the Bylaws. According to Article III, Section 8 of the Bylaws, directors may be removed with or without cause, at any time, by a vote of the Shareholders. In addition, any director may resign at any time, if such resignation is made in writing.

ELECTION PROCEDURE RESOLUTION

  The Election Procedure Resolution provides that directors may be elected by Shareholders at annual meetings and special meetings of the Shareholders. This resolution also would provide that, without the approval of the Shareholders, the Board may not thereafter amend or repeal such Section or adopt any new Bylaw provision in a manner which is inconsistent in any manner with such Section. Sections 48-20-201(a)(2) and (b) of the Tennessee Business Corporation Act authorize this action by a vote of a majority of the shares cast at the Special Meeting if at least a majority of the shares of Common Stock are represented at the meeting. While we believe that the current Bylaws provide that the Shareholders can already elect directors at a special meeting and that this Resolution is unnecessary, we are proposing this Resolution out of an abundance of caution.

              RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

  We also anticipate requesting, in the proxy solicitation relating to the Special Meeting, authority to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the election of directors, or to allow the solicitation of additional votes, if necessary, to approve the Special Meeting Proposals. We do not currently anticipate additional Special Meeting Proposals on any substantive matters. Nevertheless, we may elect to cause additional Special Meeting Proposals to be identified in the notice of, and in the proxy materials for, the Special Meeting.

                CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

  Raymond D. Schoenbaum, Betty J. Schoenbaum, and the Nominees may be deemed to be "participants" (as defined in Instruction 3 to Item 4 of Rule 14a-101 of the Exchange Act) in this solicitation. Certain information relating to the beneficial ownership of shares of Common Stock by participants in the solicitation and certain other information is contained in Schedule I hereto and is incorporated in this document by reference.

         OTHER REPRESENTATIVES OF THE SHONEY'S SHAREHOLDERS' COMMITTEE WHO ALSO MAY ASSIST IN THE SOLICITATION OF AGENT DESIGNATIONS

  In connection with Montgomery Securities' engagement as financial advisor, we anticipate that certain employees of Montgomery Securities may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders for the purpose of assisting in the proxy solicitation. Montgomery Securities will not receive any fee for, or in connection with, such solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. See "General Information" below. The principal business address of Montgomery Securities is 600 Montgomery Street, San Francisco, California 94111. Certain additional information regarding Montgomery Securities is contained in Schedule I hereto and is incorporated in this document by reference.

  In addition, Howard E. Sachs, John S. Ellis and W. Douglas Benn, advisors to Raymond D. Schoenbaum, may assist in soliciting Agent Designations, although none of them nor the Shoney's Shareholders' Committee admits that any of them is a "participant", as defined in Schedule 14A promulgated by the SEC under the Exchange Act. Mr. Sachs will receive fees of up to $100,000 for his assistance in the solicitations. Mr. Ellis is a paid advisor to Raymond D. Schoenbaum. He will not receive additional or extraordinary compensation for assistance in the solicitations. Mr. Benn will receive fees of $500 per day for his assistance in the solicitations. Certain additional information regarding such persons is contained in Schedule I hereto and is incorporated in this document by reference.

                              GENERAL INFORMATION

  This Solicitation Statement and the accompanying BLUE Agent Designation Card are first being furnished to Shareholders on or about July 3, 1997. Executed Agent Designations will be solicited by mail advertisement, telephone, telecopier and in person. Solicitation will be made by the "participants" and the other persons indicated in this Solicitation Statement. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

  In addition, we have retained MacKenzie Partners, Inc. as our information agent and to solicit Agent Designations in connection with calling the Special Meeting. We have agreed to reimburse MacKenzie Partners, Inc. for its reasonable expenses and to pay to MacKenzie Partners, Inc. fees not to exceed $20,000 in connection with the solicitation of Agent Designations. MacKenzie Partners, Inc. will employ approximately 40 people in its efforts.

  We also have retained Montgomery Securities to provide certain financial advisory services in connection with this solicitation and our solicitation of proxies for the Special Meeting. Montgomery Securities engages in a full range of banking, securities trading, market making and brokerage services for institutional and individual clients. To date, we have paid Montgomery Securities a retainer fee of $350,000 in connection with this solicitation and our solicitation of proxies for the Special Meeting. We have agreed to pay additional retainer fees to Montgomery Securities up to $150,000 in connection with this solicitation and our solicitation of proxies for the Special Meeting. If we are successful in removing and replacing the current Board members at the Special Meeting on August 19, 1997, we will be required to pay Montgomery Securities an additional success fee of $1,000,000. We also will reimburse Montgomery Securities for reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses), in an amount not to exceed $25,000 per month without our prior written consent, and indemnify Montgomery Securities against certain liabilities and expenses in connection with our engagement of Montgomery Securities, including certain liabilities under the federal securities laws.

  The total costs of this solicitation, which include expenditures for printing, postage, legal and related expenses, fees paid to MacKenzie Partners, Inc., and the fees to be paid to Montgomery Securities allocable to this solicitation are expected to be approximately $500,000. The total costs incurred to date in connection with this solicitation are not in excess of $425,000. If the Nominees are elected, we will ask the Board to have the Company reimburse us for costs and expenses incurred in connection with this solicitation. We do not intend to request that our reimbursement request be submitted to a vote of Shareholders.

                   REVOCABILITY OF SIGNED AGENT DESIGNATIONS

  You may revoke your Agent Designation at any time by executing and delivering a written revocation to MacKenzie Partners, Inc. at 156 Fifth Avenue, New York, New York 10010 or to the Company, at 1727 Elm Hill Pike, Nashville, Tennessee 37210 (please send a copy of any revocation sent to the Company to MacKenzie Partners, Inc., so that we are aware of the revocation). Such a revocation must clearly state that your Agent Designation is no longer effective. Any revocation of an Agent Designation will not effect any action taken by the Designated Agents pursuant to the Agent Designation prior to such revocation.

                            ADDITIONAL INFORMATION

  The principal executive offices of the Company are at 1727 Elm Hill Pike, Nashville, Tennessee 37210. Except as otherwise noted herein, the information concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.

  For information regarding the security ownership of certain beneficial owners and the management of the Company, see Schedule II.

                                          Raymond D. Schoenbaum
                                          Betty J. Schoenbaum

  IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN AN AGENT DESIGNATION WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR AN AGENT DESIGNATION TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK.

  IF YOU HAVE ANY QUESTIONS ABOUT GIVING YOUR AGENT DESIGNATION OR REQUIRE ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885.

                                  SCHEDULE I

                            BENEFICIAL OWNERSHIP OF
                  SHARES BY PARTICIPANTS IN THE SOLICITATION
                           AND CERTAIN OTHER PERSONS

  Raymond D. Schoenbaum has his principal business address at 1640 Powers Ferry Road, Building Two, Suite 100, Marietta, Georgia 30067-6050. Betty J. Schoenbaum has her principal residential address at 5541 Gulf of Mexico Drive, Longboat Key, Florida 34228. Raymond D. Schoenbaum is a private investor. Betty J. Schoenbaum is not employed.

  As of the date of this Solicitation Statement, Raymond D. Schoenbaum is deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act, as amended) 508,061 shares of Common Stock, which constitutes approximately 1.0% of the outstanding shares of Common Stock (based on information provided by the Company in its quarterly report on Form 10-Q for the quarter ended May 11, 1997). As of the date of this Solicitation Statement, Betty J. Schoenbaum is deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act, as amended) 3,394,480 shares of Common Stock, which constitutes approximately 7.0% of the outstanding shares of Common Stock (based on information provided by the Company in its quarterly report on Form 10-Q for the quarter ended May 11, 1997). As of the date of this Solicitation Statement, Raymond D. Schoenbaum and Betty J. Schoenbaum, as a group, are deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act, as amended) 3,866,791 shares of Common Stock, which constitutes approximately 8.0% of the outstanding shares of Common Stock (based on information provided by the Company in its quarterly report on Form 10-Q for the quarter ended May 11, 1997).

  As of the date of this Solicitation Statement, J. Michael Bodnar is deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act, as amended) 5,000 shares of Common Stock, which constitutes less than one percent of the outstanding shares of Common stock. Except as set forth herein, none of the Nominees is the beneficial or record owner of shares of Common Stock.

  Raymond D. Schoenbaum and Betty J. Schoenbaum have purchased or sold the following shares of Common Stock within the last two years:

                                                       SHARES OF
                                                      COMMON STOCK            PRICE
     PARTICIPANT           TRANSACTION DATE          PURCHASED/SOLD         PER SHARE
---------------------      -----------------         --------------         ---------
Betty J. Schoenbaum          April 4, 1997              60,000*               $4.75
                                                       purchased
Raymond D. Schoenbaum      November 22, 1996             25,000               $7.75
                                                       purchased
                                                         25,000              $7.875
                                                       purchased
                                                         11,000               $7.75
                                                       purchased
                           December 31, 1996             50,000              $6.875
                                                       purchased
                                                         50,000               $7.00
                                                       purchased
                            March 18, 1997              100,000               $5.25
                                                       purchased
                                 Total:                 321,000
                                                       ---------

--------
*  Shares purchased by the Betty Schoenbaum Revocable Trust over which Betty
   J. Schoenbaum shares voting and dispositive power.

  Except as otherwise set forth in this Schedule I, neither Raymond D. Schoenbaum or Betty J. Schoenbaum or any associate of any of the foregoing persons or any other person who may be deemed a "participant" in this solicitation has purchased or sold any shares of Common Stock within the past two years, borrowed any funds for the purpose of acquiring or holding any shares of Common Stock, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any shares of Common Stock. There have not been any transactions since the beginning of the Company's last fiscal year and there is not any currently proposed transaction to which the Company or any of its subsidiaries was or is to be a party, in which Raymond D. Schoenbaum or Betty J. Schoenbaum or any associate or immediate family member of any of the foregoing persons or any other person who may be deemed a "participant" in this solicitation had or will have a direct or indirect material interest. Other than the directorships contemplated by the Special Meeting Proposals and other than Raymond D. Schoenbaum becoming Chairman and Chief Executive Officer of Shoney's, neither Raymond D. Schoenbaum or Betty J. Schoenbaum or any associate of any of the foregoing persons or any other person who may be deemed a "participant" in this solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates may or will be a party.

  Jeffry F. Schoenbaum, the brother of Raymond D. Schoenbaum and the son of Betty J. Schoenbaum, currently is a member of the Board and would be removed as a member of the Board if the Special Meeting Proposals were adopted in their entirety at the Special Meeting.

  In the ordinary course of its business, Montgomery Securities maintains customary arrangements and may effect transactions in the securities of the Company for the accounts of its customers. As a result of its engagement by the Shoney's Shareholders' Committee, Montgomery Securities restricted its proprietary trading in the securities of the Company as of June 16, 1997 (although it may still execute trades for customers on an unsolicited agency basis). As of June 12, 1997, Montgomery Securities did not beneficially own any Common Stock, and held of record 10,312 shares of Common Stock for customer accounts. Montgomery Securities bought and sold 50,500 shares of Common Stock of the Company for its own account over the last two years.

  Howard E. Sachs has his principal business address at 1901 Powers Ferry Road, Suite 260, Atlanta, Georgia 30339. As of the date of this Solicitation Statement, Mr. Sachs was the beneficial owner of 5,250 shares of Common Stock. Except for 4,000 shares purchased on behalf of his children, Mr. Sachs neither bought nor sold any securities of the Company over the last two years.

  John S. Ellis has his principal business address at 1640 Powers Ferry Road, Building Two, Suite 100, Marietta, Georgia 30067. As of the date of this Solicitation Statement, Mr. Ellis did not own beneficially or of record any shares of Common Stock. Mr. Ellis neither bought nor sold any securities of the Company over the last two years.

  W. Douglas Benn has his principal business address at 1640 Powers Ferry Road, Building Two, Suite 100, Marietta, Georgia 30067. As of the date of this Solicitation Statement, Mr. Benn did not own beneficially or of record any shares of Common Stock. Mr. Benn neither bought nor sold any securities of the Company over the last two years.

                                  SCHEDULE II

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth share ownership information with respect to persons known at such date to the Company to be beneficial owners of more than 5% of the shares of Common Stock, as such information was set forth in the 1997 Proxy Statement, and as of the date of this Solicitation Statement with respect to the beneficial ownership of the Shoney's Shareholders' Committee. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

                                          NUMBER OF SHARES
          NAME AND ADDRESS                  BENEFICIALLY
         OF BENEFICIAL OWNER                  OWNED(1)           PERCENT OF CLASS
-------------------------------------     ----------------       ----------------
Shoney's Shareholders' Committee as a        3,866,791                7.96%(3)
 Group(2)
 1640 Powers Ferry Road
 Building Two, Suite 100
 Marietta, Georgia 30067
R. L. Danner (4)                             4,249,303                8.76%
 2 International Drive, Suite 510
 Nashville, Tennessee 37217
First Union Corporation (5)                  2,485,675                5.12%
 One First Union Center
 Charlotte, North Carolina 28288-0137

--------
(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person (i) has or shares "voting power", which includes the power to dispose of, or to direct the disposition of, such security or (ii) has the right to acquire within 60 days after the date such information was set forth in the 1997 Proxy Statement, and the date of this Solicitation Statement with respect to the beneficial ownership of the Shoney's Shareholders' Committee. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.
(2) Includes shares held by these individuals as a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act").
(3) Based on 48,568,109 shares outstanding on June 20, 1997 as disclosed by the Company in its Quarterly Report on Form 10-Q for the quarter ended May 11, 1997.
(4) Includes 83,068 shares of Common Stock owned by Mrs. Danner and 7,101 shares of Common Stock held in trust for Mr. Danner's son, over which Mrs. Danner has sole voting and investment power.
(5) First Union Corporation ("First Union") has sole voting power as to all shares of Common Stock and has sole power to dispose or to direct the disposition of 2,471,224 shares of Common Stock.

  The following table sets forth, according to the 1997 Proxy Statement (except as otherwise noted below), the name of, and the total number of shares of Common Stock (if any) beneficially owned (as defined in Rule 13d-3 under the Exchange Act) and the percentage of outstanding shares of Common Stock beneficially owned by, (i) each director of the Company, (ii) the Company's Chief Executive Officer and each of its executive officers and (iii) all directors and executive officers as a group. The information presented below has been taken from or is based upon documents and records on file with the Commission and other publicly available information. Since the 1997 Proxy Statement, the total outstanding number of shares of Common Stock has increased from 48,531,075 to 48,568,109 (based on information provided by Company in its Quarterly Report on Form 10-Q for the quarter ended May 11, 1997). Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.

                                                           NUMBER OF PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                       SHARES(1)  OF CLASS
------------------------------------                       --------- ----------
John W. Alderson..........................................    10,000     *
W. Craig Barber...........................................    65,859     *
Dennis C. Bottorff........................................     9,000     *
Carole F. Hoover..........................................     1,400     *
Victoria B. Jackson.......................................     3,094     *
Robert M. Langford........................................    15,000     *
C. Stephen Lynn...........................................   219,000     *
Jeffry Schoenbaum (2).....................................   582,192    1.19%
B. Franklin Skinner.......................................     3,500     *
Cal Turner, Jr............................................    28,000     *
Ronald E. Walker..........................................    21,341     *
All directors and executive officers as a group(11
 persons)................................................. 1,110,065    2.27%

--------
*  Less than 1%.
(1) Includes shares subject to options to purchase shares which are exercisable or become exercisable within 60 days after January 23, 1997, and are held by the following persons: John W. Alderson (10,000); W. Craig Barber (56,500); Dennis C. Bottorff (1,000); Carole F. Hoover (1,000); Victoria B. Jackson (1,000); Robert M. Langford (15,000); C. Stephen Lynn (100,000); Jeffry Schoenbaum (0); B. Franklin Skinner (3,000); Cal Turner, Jr. (3,000); Ronald E. Walker (10,100); Directors and Executive Officers as a Group (287,047).
(2) Includes 17,340 shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 shares held by his wife, Sue Schoenbaum, and 432,902 shares held in an irrevocable trust for the benefit of Mr. Schoenbaum. Also includes 35,750 shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the shares owned by the Schoenbaum Family Foundation. Mr. Schoenbaum is the son of Alex Schoenbaum, who until his death in December 1996 was Chairman Emeritus of the Company's Board of Directors.

LOGO
BLUE CARD
                               AGENT DESIGNATION
  THIS AGENT DESIGNATION IS SOLICITED BY RAYMOND D. SCHOENBAUM AND BETTY J. SCHOENBAUM (THE "SHONEY'S SHAREHOLDERS' COMMITTEE") FOR THE APPOINTMENT OF DESIGNEES TO CALL AND DEMAND A SPECIAL MEETING OF SHAREHOLDERS OF SHONEY'S,
INC. (THE "COMPANY").
Each of the undersigned hereby constitutes and appoints Raymond D. Schoenbaum, Betty J. Schoenbaum, Daniel H. Burch, Stanley J. Kay, Jr. and Mark H. Harnett, and each of them, with full power of substitution and resubstitution, the proxies and agents of each of the undersigned (said proxies and agents, together with each substitute appointed by any of them, if any, collectively, the "Designated Agents") in respect of all shares of Common Stock, $1.00 par value per share (the "Common Stock"), of the Company owned by the undersigned to do any or all of the following, to which each of the undersigned hereby consents:
1. To take all such action as shall be necessary or appropriate (i) to call and demand (BUT NOT TO VOTE AT) a special meeting of the shareholders of the Company to be held on Tuesday, August 19, 1997 at 10:00 a.m. local time in the Governor's Ballroom at the Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214 (the "Special Meeting"), or on such later date and at such other place as set by the Board of Directors if it is determined to have the authority to do so, for the purpose of considering and voting upon the "Special Meeting Proposals" as described in the Solicitation Statement of the Shoney's Shareholders' Committee and (ii) to change the place, date and time of the Special Meeting, if the Designated Agents deem such change to be appropriate, in their sole discretion and the Designated Agents are determined to have the authority to set and change the place, date and time of the Special Meeting.
2. To exercise any and all of the other rights of each of the undersigned incidental to (i) calling and convening the Special Meeting and (ii) causing the purposes of the authority expressly granted hereinabove to the Designated Agents to be carried into effect; provided, however, that NOTHING CONTAINED IN THIS INSTRUMENT SHALL BE CONSTRUED TO GRANT TO THE DESIGNATED AGENTS THE RIGHT, POWER OR AUTHORITY TO VOTE ANY SHARES OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING OR TO BE AN AGREEMENT OF THE UNDERSIGNED TO JOIN IN THE SOLICITATION OF ADDITIONAL AGENT DESIGNATIONS OR PROXIES.
                                       Please sign and date on the reverse side.

PLEASE PROMPTLY SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE.

                                             Date _______________________, 1997
                                             ----------------------------------
                                                         Signature
                                             ----------------------------------
                                                 Signature, if held jointly
                                             ----------------------------------
                                                           Title

                                             Please sign exactly as name ap-
                                             pears hereon. When shares are
                                             held by joint tenants, both
                                             should sign. When signing as an
                                             attorney, executor, administra-
                                             tor, trustee or guardian, give
                                             full title as such. If a corpora-
                                             tion, sign in full corporate name
                                             by President or other authorized
                                             officer. If a partnership, sign
                                             in partnership name by any part-
                                             ners.

                                             PLEASE SIGN, DATE AND MAIL
                                             PROMPTLY IN THE POSTAGE-PAID EN-
                                             CLOSED ENVELOPE.